EXHIBIT 99.1

Investor Relations Contact: Raphael Gross 203-682-8253 investorrelations@dfrg.com Media Relations Contact: Madison McGillicuddy 203-682-8269 madison.mcgillicuddy@icrinc.com
Del Frisco’s Restaurant Group, Inc. Reports Fourth Quarter 2017 Results
Provides Outlook for Fiscal Year 2018
Announces $50 Million Share Repurchase Program
Explores Strategic Alternatives for Sullivan’s Steakhouse

IRVING, TX - (GLOBE NEWSWIRE) - March 8, 2018 - Del Frisco’s Restaurant Group, Inc. (NASDAQ: DFRG), the owner and operator of the Del Frisco’s Double Eagle Steakhouse, Del Frisco’s Grille, and Sullivan’s Steakhouse restaurant concepts, reported financial results today for the fourth quarter ended December 26, 2017. The Company also provided its outlook for fiscal year 2018, announced a $50 million share repurchase program, and has begun exploring strategic alternatives for Sullivan’s Steakhouse on the authorization of its Board of Directors.

Key highlights from the fourth quarter 2017 compared to the fourth quarter 2016 include:

▪	Consolidated revenues increased 2.3% to $121.9 million from $119.2 million.

▪	Total comparable restaurant sales decreased 1.6%, comprised of a 4.7% decrease in customer counts, partially offset by a 3.1% increase in average check.

◦	Comparable restaurant sales increased 1.2% at Del Frisco’s Double Eagle Steakhouse, comprised of a 2.6% increase in average check, partially offset by a 1.4% decrease in customer counts.

◦	Comparable restaurant sales increased 0.9% at Del Frisco’s Grille, comprised of a 1.7% increase in average check, partially offset by a 0.8% decrease in customer counts.

◦
Comparable restaurant sales decreased 10.8% at Sullivan’s Steakhouse, comprised of a 15.5% decrease in customer counts, partially offset by a 4.7% increase in average check. The decrease in comparable restaurant sales was partially due to eliminating lunch at selected Sullivan's restaurants, beginning during the second quarter of 2017.

▪	Cost of sales, as a percentage of consolidated revenues, increased to 28.8% from 27.8%.

▪	GAAP net loss of $15.1 million, or net loss of $0.73 per diluted share, compared to GAAP net income of $7.1 million, or $0.30 per diluted share.

▪	Adjusted net income* of $8.1 million, or $0.39 per diluted share, compared to Adjusted net income* of $8.6 million, or $0.37 per diluted share.

▪	Restaurant-level EBITDA* decreased 3.0% to $27.0 million from $27.8 million.

▪	Impairment of $23.7 million for six restaurants, $13.1 million for Sullivan’s goodwill and $0.3 million for Sullivan’s tradename.

▪	Tax benefit of $4.6 million due to a revaluation of the deferred tax liability at the new federal corporate tax rate of 21% compared to the previous 35% rate.

Key highlights from the fiscal year 2017 compared to the fiscal year 2016 include:

▪	Consolidated revenues increased 2.8% to $361.4 million from $351.7 million.

▪	Total comparable restaurant sales decreased 2.0%, comprised of 2.1% decrease in customer counts, partially offset by a 0.1% increase in average check.

◦	Comparable restaurant sales decreased 0.1% at Del Frisco’s Double Eagle Steakhouse, comprised of a 1.3% decrease in customer counts, partially offset by a 1.2% increase in average check.

◦	Comparable restaurant sales decreased 1.9% at Del Frisco’s Grille, comprised of a 1.8% decrease in average check and a 0.1% decrease in customer counts.

◦
Comparable restaurant sales decreased 6.3% at Sullivan’s Steakhouse, comprised of a 7.0% decrease in customer counts, partially offset by a 0.7% increase in average check. The decrease in comparable restaurant sales was partially due to eliminating lunch at selected Sullivan's restaurants, beginning during the second quarter of 2017.

▪	Cost of sales, as a percentage of consolidated revenues, increased to 28.8% from 28.2%.

▪	GAAP net loss of $11.5 million, or net loss of $0.53 per diluted share, compared to GAAP net income of $17.8 million, or $0.76 per diluted share.

▪	Adjusted net income* of $16.1 million, or $0.75 per diluted share, compared to Adjusted net income* of $19.5 million, or $0.83 per diluted share.

▪	Restaurant-level EBITDA* decreased 2.6% to $73.0 million from $74.9 million.

▪	Impairment of $23.7 million for six restaurants, $13.1 million for Sullivan’s goodwill and $0.3 million for Sullivan’s tradename.

▪	Tax benefit of $4.6 million due to a revaluation of the deferred tax liability at the new federal corporate tax rate of 21% compared to the previous 35% rate.

*
Adjusted net (loss)/income, Adjusted EPS, and Restaurant-level EBITDA are non-GAAP measures. For a reconciliation of Adjusted net income and Restaurant-level EBITDA to GAAP net income and Operating (loss)/income, respectively, and why we consider them useful, see the reconciliation of non-GAAP measures accompanying this release.

Norman Abdallah, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, "Despite a slow start to the quarter, we realized sales momentum at Del Frisco’s Double Eagle Steakhouse and Del Frisco’s Grille as both concepts delivered positive comparable restaurant sales and check growth. Our traction is the result of successful menu launches which were completed nationally by mid-October, which feature dry-aged, bone-in steaks and enhanced wine and cocktail selections, and the support these menus received from our digital marketing efforts. Private dining sales also rose 4.7% on a comparable restaurant basis across all three concepts as guests celebrated the Holiday season in earnest and enjoyed the full breadth of what makes a Del Frisco’s dining experience so distinct.”

Abdallah added, “As a long-term growth company, we are constantly evaluating how best to deploy both our human and financial capital in the best interest of our shareholders. While Sullivan’s Steakhouse has many compelling attributes, we believe that Del Frisco’s Double Eagle Steakhouse and Del Frisco’s Grille provide us with far greater opportunities for expansion. We therefore think it is appropriate to consider strategic options for Sullivan’s Steakhouse but of course cannot provide any assurance that this process will lead to any specific course of action.”

Abdallah concluded, “2018 is poised to be an exciting year at DFRG. We intend to benefit from the full year impact of our top-line and cost saving initiatives, most of which were implemented late in 2017, a lower effective tax rate due to the recent tax legislation, and a reacceleration of development for Double Eagle based upon 35%+ cash on cash generation. We will open five to seven new restaurants this year, consisting of three to four Double Eagles and two to three Grilles. The Double Eagle pace of growth will continue in 2019 as our current real estate pipeline enables us to open three to four Double Eagles next year.”

Review of Fourth Quarter 2017 Operating Results
Consolidated revenues increased $2.7 million, or 2.3%, to $121.9 million in the fourth quarter of 2017 from $119.2 million in the fourth quarter of 2016 despite comparable restaurant sales decreasing 1.6% in the fourth quarter of 2017. This reflects an increase of 20 operating weeks to 848, a strong performance from our two 2017 new restaurant openings and the closure of two under performing restaurants.

General and administrative costs increased to $9.3 million in the fourth quarter of 2017 from $9.0 million in the fourth quarter of 2016. As a percentage of consolidated revenues, general and administrative costs increased slightly to 7.6% from 7.5%.

The effective income tax rate was a benefit of 48.2% in the fourth quarter 2017 and an expense of 26.8% in the fourth quarter 2016. The GAAP net loss and the change in the effective tax rate resulted in an income tax benefit of $14.1 million in the fourth quarter 2017 compared to income tax expense of $2.6 million in the fourth quarter 2016. The change in the effective tax rate was due to a loss before tax and a reduction in our net deferred tax liability as a result of The Tax Cuts and Jobs Act (TCJA) which permanently reduced the maximum federal corporate income tax rate from 35% to 21%, and resulted in a one time deferred tax benefit of $4.6 million. Without this change, and on a comparable basis to 2016, our tax rate for 2017 would have been 23.0%.

GAAP net loss was $15.1 million, or net loss of $0.73 per diluted share, in the fourth quarter of 2017 compared to GAAP net income of $7.1 million, or $0.30 per diluted share, in the fourth quarter of 2016.

Adjusted net income* was $8.1 million, or $0.39 per diluted share, in the fourth quarter of 2017 compared to Adjusted net income* of $8.6 million, or $0.37 per diluted share, in the fourth quarter of 2016.

Restaurant-level EBITDA* decreased $0.8 million, or 3.0%, to $27.0 million in the fourth quarter of 2017. As a percentage of consolidated revenues, restaurant-level EBITDA* decreased to 22.2% from 23.4%. Note that the 2017 restaurant level EBITDA excludes the benefit of business interruption insurance monies received related to fires at our King of Prussia and Chicago Sullivan’s restaurants in 2017.

Impairment

Non-cash impairments totaled $37.1 million in the fourth quarter 2017. We recorded a charge of $13.1 million related to Sullivan’s Steakhouse goodwill and $0.3 million related to the Sullivan’s Steakhouse tradename which represents the difference between their respective carrying values and estimated fair values. We also recorded a charge of $23.7 million for six restaurants as the estimated future cashflows are forecast to be below the asset carrying values. Impairment was also triggered by our expectation to exit five of these six locations during fiscal year 2018.

Sale Leaseback Transaction
On December 22, 2017, we closed on a $15.1 million sale-leaseback transaction for our Del Frisco's Double Eagle Steakhouse in Orlando, FL. Net proceeds from this transaction will be used to fund restaurant development. All of our restaurants are now situated on leased properties.

Exploration of Strategic Alternatives for Sullivan’s Steakhouse
Our Board of Directors has authorized us to explore strategic alternatives for Sullivan’s Steakhouse and we have retained Piper Jaffray as our financial advisor to lead the process. The exploration of strategic alternatives may or may not result in a sale or other transaction. We will not provide any further updates on the review unless and until a definitive course of action has been approved by the Board of Directors.

Completion of Stock Repurchase Program and New Authorization
During the fourth quarter of 2017, we completed the stock repurchase program authorized by our Board of Directors in October 2014 and as expanded in February 2017 by repurchasing $11.3 million of our common stock. These share repurchases reduced the Company's shares outstanding by approximately 4%.

On February 27, 2018, our Board of Directors provided authority for up to $50 million to be utilized for the repurchase of our common stock. Repurchases are intended to protect existing shareholders and will be made exclusively through the use of excess cash flow. They will have no impact on our ongoing development and growth plans.

Outlook
The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact our future operating results and financial condition.

Based upon current information, we are providing the following guidance for the 52-week fiscal year 2018, which ends on December 25, 2018. This guidance makes no assumptions with regards to strategic alternatives for Sullivan’s Steakhouse nor repurchases of our common stock under the new authorization.

▪	Total comparable restaurant sales growth of 0% to 2%.

▪	Five to seven restaurant openings consisting of four Del Frisco’s Double Eagle Steakhouses and three Del Frisco’s Grilles.

▪	Four Del Frisco’s Grille and two Sullivan’s Steakhouse closures, representing five of the restaurants impaired during Q4 and the Austin Sullivan’s Steakhouse which has already closed during Q1 2018.

▪	Restaurant-level EBITDA* of 20.0% to 21.0% of consolidated revenues.

▪	General and administrative costs of approximately $30 million to $33 million.

▪	Effective tax rate of approximately 10% to 15%.

▪	Gross capital expenditures (before tenant allowances) of $55 million to $60 million.

▪	Pre-opening costs for seven 2018 openings and three first half 2019 openings of $7.5 million to $8.5 million.

▪	Annual adjusted net income* per diluted share of $0.66 to $0.76.

Excluding significant year over year changes such as the reduced tax rate, the lower depreciation on impaired restaurants, and the increased pre-opening costs, the guidance midpoint represents a 15% annual growth in adjusted net income.

We have not reconciled guidance for annual adjusted net income* per diluted share to the corresponding GAAP financial measures because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted since these items could vary significantly from period to period (i.e. impairments, restaurant closure costs and stock repurchases.) Accordingly, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

Development
Del Frisco’s Double Eagle Steak House
We expect to open Del Frisco’s Double Eagle Steakhouses in Atlanta, GA and Boston, MA during the third quarter and both sites are under construction. Leases are signed for San Diego and Century City, CA with projected openings in the fourth quarter.

Del Frisco’s Grille
We expect to open a Del Frisco’s Grille in Westwood, MA during the first quarter with construction nearing completion. Leases are signed for Philadelphia, PA and Fort Lauderdale, FL with projected openings during the fourth quarter.

Change to Reporting Calendar
As a reminder, effective with the onset of fiscal year 2018, we are utilizing a reporting calendar comprised of four equal quarters of 13 weeks, other than in 53-week years, in which the fourth quarter would contain 14 weeks. Each quarter contains three periods consisting of five weeks, four weeks and four weeks. The change in reporting calendar will have no impact on the year-end date for any fiscal year. Fiscal year 2018 is a 52-week period ending on December 25, 2018. The next 53-week fiscal year will be 2019. This change will better balance our calendar and align it with the industry.

For comparison purposes, by the end of this week, we will post recast quarterly financials for fiscal year 2017 with each quarter containing three periods consisting of five weeks, four weeks and four weeks at www.DFRG.com under the investor relations section. We will file the recast quarterly financials for fiscal year 2017 with the SEC on Form 8-K by the end of this week.

Conference Call
We will host a conference call to discuss the financial results for the fourth quarter ended December 26, 2017, today at 7:30 AM Central Time. Hosting the conference call will be Norman Abdallah, Chief Executive Officer and Neil Thomson, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 323-794-2551. A replay will be available afterwards and can be accessed by dialing 412-317-6671; the passcode is 6916898. The replay will be available until March 15, 2018.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the Investor Relations section. An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

About Del Frisco’s Restaurant Group, Inc.
Based in Irving, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 52 restaurants across 23 states and Washington, D.C., including Del Frisco's Double Eagle Steakhouse, Del Frisco's Grille, and Sullivan's Steakhouse. Del Frisco's Double Eagle Steakhouse serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.DelFriscosGrille.com, and www.SullivansSteakhouse.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements
Certain statements in this press release, including statements under the heading “Outlook” are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Statements of Operations - Unaudited

	16 weeks ended				52 weeks ended
(Amounts in thousands, except per share data)	December 26, 2017		December 27, 2016		December 26, 2017		December 27, 2016
Revenues	$121,897	100.0%	$119,164	100.0%	$361,431	100.0%	$351,681	100.0%
Costs and expenses:
Costs of sales	35,121	28.8%	33,089	27.8%	103,976	28.8%	99,181	28.2%
Restaurant operating expenses	56,922	46.7%	55,232	46.3%	177,170	49.0%	169,300	48.1%
Insurance recovery	(1,073)	(0.9)%	—	—%	(1,073)	(0.3)%	—	—%
Marketing and advertising costs	3,917	3.2%	2,994	2.5%	8,393	2.3%	8,260	2.3%
Pre-opening costs	150	0.1%	1,472	1.2%	2,182	0.6%	3,446	1.0%
General and administrative costs	9,298	7.6%	8,971	7.5%	28,421	7.9%	25,924	7.4%
Donations	—	—%	—	—%	836	0.2%	—	—%
Consulting project costs	—	—%	—	—%	2,786	0.8%	—	—%
Reorganization severance	—	—%	—	—%	1,072	0.3%	—	—%
Lease termination and closing costs	(2)	—%	940	0.8%	538	0.1%	1,031	0.3%
Impairment charges	37,053	30.4%	598	0.5%	37,053	10.3%	598	0.2%
Depreciation and amortization	8,412	6.9%	6,112	5.1%	23,399	6.5%	18,865	5.4%
Total costs and expenses	149,798	122.9%	109,408	91.8%	384,753	106.5%	326,605	92.9%
Insurance settlement	571	0.5%	—	—	1,153	0.3%	—	—
Operating (loss) income	(27,331)	(22.4)%	9,756	8.2%	(22,169)	(6.1)%	25,076	7.1%
Other income (expense), net:
Interest expense	(422)	(0.3)%	(19)	—%	(783)	(0.2)%	(70)	—%
Other	(1,384)	(1.1)%	(5)	—%	(1,439)	(0.4)%	(432)	(0.1)%
(Loss) income before income taxes	(29,136)	(23.9)%	9,730	8.2%	(24,391)	(6.7)%	24,574	7.0%
Income tax (benefit) expense	(14,055)	(11.5)%	2,605	2.2%	(12,934)	(3.6)%	6,808	1.9%
Net (loss) income	$(15,081)	(12.4)%	$7,125	6.0%	$(11,457)	(3.2)%	$17,766	5.1%

Net (loss) income per average common share:
Basic:	$(0.73)		$0.31		$(0.53)		$0.76
Diluted:	$(0.73)		$0.30		$(0.53)		$0.76
Weighted-average number of common shares outstanding:
Basic:	20,690		23,282		21,570		23,322
Diluted:	20,690		23,415		21,570		23,435

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Balance Sheet Data - Unaudited

(Amounts in thousands)	December 26, 2017	December 27, 2016
Cash and cash equivalents	$4,594	$14,622
Total assets	326,787	370,782
Long-term debt	24,477	—
Total stockholders' equity	189,087	246,366

Reconciliation of Non-GAAP Measures
We prepare our consolidated financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Adjusted net income (loss), Adjusted EPS and Restaurant-level EBITDA. Adjusted net income represents GAAP net income (loss) plus the sum of GAAP income tax expense (benefit), lease termination and closing costs, consulting project costs, reorganization severance, non-recurring legal expenses, easement clearance, donations, non-recurring restaurant expenses, impairment charges and change in estimate for gift card breakage minus income tax expense (benefit) at an effective tax rate of 23% during 2017, and 29% during 2016.  We believe that this operating measure represents a useful internal measure of performance as it excludes certain non-operating related expenditures. Restaurant-level EBITDA is calculated by adding back to operating income (loss), depreciation and amortization, pre-opening costs, general and administrative costs, donations, consulting project costs, reorganization severance, lease termination and closing costs, and insurance settlement proceeds.  We believe that this operating measure also represents a useful internal measure of performance. Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis.  However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner.  As a result, these measures as presented may not be directly comparable to similarly titled measures presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements.  Please see our recent SEC filings for more information related to non-GAAP measures. The following tables include a reconciliation of net income (loss) to adjusted net income and operating income (loss) to restaurant-level EBITDA:
DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited

	16 weeks ended		52 weeks ended
(Amounts in thousands, except per share data)	December 26, 2017	December 27, 2016	December 26, 2017	December 27, 2016
Adjusted Net Income:
GAAP Net (Loss) Income	$(15,081)	$7,125	$(11,457)	$17,766
GAAP Income Tax (Benefit) Expense	(14,055)	2,605	(12,934)	6,808
Lease termination and closing costs	(2)	940	538	1,031
Consulting project costs	—	—	2,786	—
Reorganization severance	—	793	1,072	793
Non-recurring legal expenses	558	—	916	—
Easement clearance on sale of property	—	—	—	500
Donations	—	—	836	—
Non-recurring restaurant expenses	2,673	—	2,673	—
Impairment charges	37,053	598	37,053	598
Change in estimate for gift card breakage	(563)	—	(563)	—
Adjusted Pre-tax Income	10,583	12,061	20,920	27,496
Income tax expense	2,434	3,498	4,812	7,974
Adjusted Net Income	$8,149	$8,563	$16,108	$19,522
Adjusted net income per basic share	$0.39	$0.37	$0.75	$0.84
Adjusted Net Income per diluted share	$0.39	$0.37	$0.75	$0.83

DEL FRISCO'S RESTAURANT GROUP, INC.

Restaurant-Level EBITDA Reconciliation

	16 weeks ended		52 weeks ended
(Amounts in thousands)	December 26, 2017	December 27, 2016	December 26, 2017	December 27, 2016
Operating (loss) income	$(27,331)	$9,756	$(22,169)	$25,076
Add:
Pre-opening costs	150	1,472	2,182	3,446
General and administrative costs	9,298	8,971	28,421	25,924
Donations	—	—	836	—
Consulting project costs	—	—	2,786	—
Reorganization severance	—	—	1,072	—
Lease termination and closing costs	(2)	940	538	1,031
Depreciation and amortization	8,412	6,112	23,399	18,865
Non-cash impairment charges	37,053	598	37,053	598
Insurance settlement	(571)	—	(1,153)	—
Restaurant-level EBITDA	$27,010	$27,849	$72,965	$74,940

DEL FRISCO'S RESTAURANT GROUP, INC.
Segment Information

	16 Weeks Ended December 26, 2017 (unaudited)
(Amounts in thousands)	Double Eagle		Grille		Sullivan's		Consolidated
Revenues	$62,021	100.0%	$38,402	100.0%	$21,474	100.0%	$121,897	100.0%
Costs and expenses:
Cost of sales	18,449	29.7%	10,248	26.7%	6,424	29.9%	35,121	28.8%
Restaurant operating expenses:
Labor	13,154	21.2%	12,189	31.7%	5,785	26.9%	31,128	25.5%
Operating expenses	6,697	10.8%	5,239	13.6%	3,102	14.4%	15,038	12.3%
Occupancy	4,063	6.6%	4,079	10.6%	1,541	7.2%	9,683	7.9%
Restaurant operating expenses	23,914	38.6%	21,507	56.0%	10,428	48.6%	55,849	45.8%
Marketing and advertising costs	1,610	2.6%	1,377	3.6%	930	4.3%	3,917	3.2%
Restaurant-level EBITDA	18,048	29.1%	5,270	13.7%	3,692	17.2%	27,010	22.2%
Restaurant operating weeks	208		384		256		848
Average weekly volume	$298.2		$100.0		$83.9		$143.7

	16 Weeks Ended December 27, 2016 (unaudited)
(Amounts in thousands)	Double Eagle		Grille		Sullivan's		Consolidated
Revenues	$58,436	100.0%	$34,559	100.0%	$26,169	100.0%	$119,164	100.0%
Costs and expenses:
Cost of sales	16,780	28.7%	8,774	25.4%	7,535	28.8%	33,089	27.8%
Restaurant operating expenses:
Labor	12,750	21.8%	11,215	32.5%	7,343	28.1%	31,308	26.3%
Operating expenses	6,044	10.3%	4,766	13.8%	3,767	14.4%	14,577	12.2%
Occupancy	3,744	6.4%	3,692	10.7%	1,911	7.3%	9,347	7.8%
Restaurant operating expenses	22,538	38.6%	19,673	56.9%	13,021	49.8%	55,232	46.3%
Marketing and advertising costs	1,118	1.9%	853	2.5%	1,023	3.9%	2,994	2.5%
Restaurant-level EBITDA	18,000	30.8%	5,259	15.2%	4,590	17.5%	27,849	23.4%
Restaurant operating weeks	191		349		288		828
Average weekly volume	$305.9		$99.0		$90.9		$143.9

	52 Weeks Ended December 26, 2017 (unaudited)
(Amounts in thousands)	Double Eagle		Grille		Sullivan's		Consolidated
Revenues	$176,713	100.0%	$117,114	100.0%	$67,604	100.0%	$361,431	100.0%
Costs and expenses:
Cost of sales	52,944	30.0%	30,673	26.2%	20,359	30.1%	103,976	28.8%
Restaurant operating expenses:
Labor	41,935	23.7%	39,163	33.4%	19,800	29.3%	100,898	27.9%
Operating expenses	18,846	10.7%	15,849	13.5%	9,929	14.7%	44,624	12.3%
Occupancy	12,511	7.1%	13,216	11.3%	4,848	7.2%	30,575	8.5%
Restaurant operating expenses	73,292	41.5%	68,228	58.3%	34,577	51.1%	176,097	48.7%
Marketing and advertising costs	3,568	2.0%	2,750	2.3%	2,075	3.1%	8,393	2.3%
Restaurant-level EBITDA	46,909	26.5%	15,463	13.2%	10,593	15.7%	72,965	20.2%
Restaurant operating weeks	655		1,221		858		2,734
Average weekly volume	$269.8		$95.9		$78.8		$132.2

	52 Weeks Ended December 27, 2016 (unaudited)
(Amounts in thousands)	Double Eagle		Grille		Sullivan's		Consolidated
Revenues	$166,885	100.0%	$106,999	100.0%	$77,797	100.0%	$351,681	100.0%
Costs and expenses:
Cost of sales	48,968	29.3%	27,351	25.6%	22,862	29.4%	99,181	28.2%
Restaurant operating expenses:
Labor	38,253	22.9%	35,146	32.8%	23,033	29.6%	96,432	27.4%
Operating expenses	18,366	11.0%	14,618	13.7%	11,641	15.0%	44,625	12.7%
Occupancy	11,080	6.6%	11,555	10.8%	5,608	7.2%	28,243	8.0%
Restaurant operating expenses	67,699	40.6%	61,319	57.3%	40,282	51.8%	169,300	48.1%
Marketing and advertising costs	3,341	2.0%	2,448	2.3%	2,471	3.2%	8,260	2.3%
Restaurant-level EBITDA	46,877	28.1%	15,881	14.8%	12,182	15.7%	74,940	21.3%
Restaurant operating weeks	620		1,079		936		2,635
Average weekly volume	$269.2		$99.2		$83.1		$133.5